UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement
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☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Granite Point Mortgage Trust Inc.
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GRANITE POINT MORTGAGE TRUST INC.

Supplement to the Proxy Statement
filed on April 21, 2025, for the

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON
JUNE 5, 2025

We are furnishing the following updates and clarifications (this “Supplement”) to supplement the definitive proxy statement we filed with the SEC on April 21, 2025 (the “2025 Proxy Statement”), in connection with the solicitation of proxies on behalf of the Board of Directors of Granite Point Mortgage Trust Inc. to be voted at our annual meeting of stockholders to be held on June 5, 2025 (the “2025 Annual Meeting”). This Supplement is being filed with the SEC and made available to stockholders on or about May 29, 2025. Please read this Supplement in conjunction with the 2025 Proxy Statement.

The updates and clarifications contained in this Supplement pertain to “Proposal 3: Approval of the Proposed Amended and Restated Granite Point Mortgage Trust Inc. 2022 Omnibus Incentive Plan” in the 2025 Proxy Statement. Under this proposal, we are requesting approval at the 2025 Annual Meeting of an amendment (the “Equity Plan Amendment”) to the Granite Point Mortgage Trust Inc. 2022 Omnibus Incentive Plan (the “2022 Plan”) that would, among other things, reserve 10 million shares for issuance under the 2022 Plan, in addition to the shares subject to outstanding equity awards granted under the 2022 Plan as of the Equity Plan Amendment’s adoption.

Available Shares and Outstanding Equity Awards

As of April 7, 2025, no shares were available for new equity awards under either the Granite Point Mortgage Trust 2017 Equity Incentive Plan (the “2017 Plan”) or the 2022 Plan. Upon adoption of the 2022 Plan, no new awards could be granted under the 2017 Plan. As of April 7, 2025, there were 5,657,610 shares subject to outstanding full-value equity awards from all plans, of which 3,730,932 were Restricted Stock Units (“RSUs”) and 1,926,678 were Performance Share Units (“PSUs”), at target. No other award types were outstanding as of April 7, 2025.

If the Equity Plan Amendment is not approved at the 2025 Annual Meeting, we will not be able to issue any new equity awards. In addition, the 489,204 RSUs and 335,703 PSUs, at target, that were granted to our executive officers and employees in February 2025, but contingent upon approval of the Equity Plan Amendment at the 2025 Annual Meeting, would be cancelled, and we would not be able to grant RSUs to our independent directors on the date of the 2025 Annual Meeting, as provided in our Director Compensation Policy. Please see “Proposal 3: Approval of the Proposed Amended and Restated Granite Point Mortgage Trust Inc. 2022 Omnibus Incentive Plan” in the 2025 Proxy Statement for more information about the awards to be granted using the new share pool.

Expected Plan Duration

We estimate that the 10 million shares requested in the Equity Plan Amendment will last three years, based on our grant practices in recent years and anticipated future equity program needs.

Buyback Program

From January 1, 2022, through December 31, 2024, we repurchased 5,933,143 shares of common stock pursuant to our share repurchase program, significantly mitigating the dilutive effect of the 4,595,817 RSUs and 1,788,913 PSUs, at target, granted during the same period.

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If you have already submitted your proxy to vote your shares and do not wish to change your vote, you do not need to take any action. If you wish to change your vote, you may do so by submitting a later-dated proxy. Please see voting instructions in the 2025 Proxy Statement.